Exhibit 10.3

AMENDED AND RESTATED BOARD ADVISER AGREEMENT

This Amended and Restated Board Adviser Agreement (the “Agreement”) is made effective as of June 13, 2026 (the “Effective Date”) by and among GPGI, Inc., a Delaware corporation (formerly known as CompoSecure, Inc., the “Company”), Resolute Holdings Management, Inc., a Delaware corporation (“Resolute”), and Fradin Consulting, LLC, a California limited liability company (the “Adviser”).

RECITALS

WHEREAS, the Company, Resolute and Adviser (the “Parties”) previously entered into a Board Adviser Agreement, effective February 28, 2025 (the “Prior Agreement”);

WHEREAS, Roger Fradin (the “Adviser Representative”) is the sole owner of the Adviser;

WHEREAS, the Company desires to continue to obtain the advice of the Adviser regarding the Company’s business and strategy and the industrial distribution sector, including insight relating to the Company’s customer base;

WHEREAS, the Company and Resolute have determined that it would be advisable and in the best interests of both the Company and Resolute to continue to grant the Adviser certain observation rights with respect to the Company’s Board of Directors (the “Board”) and committees thereof (“Committees”);

WHEREAS, the Company would like to continue to engage the Adviser in an advisory capacity and provide the Adviser with such observation rights as further described herein and on the terms and conditions of this Agreement, and the Adviser is willing to provide such advice and have such rights; and

WHEREAS, the Parties now wish to amend and restate the Prior Agreement in its entirety on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Service as an Adviser.

1.1The Company grants the Adviser the right to have the Adviser Representative attend all meetings (including telephonic or videoconference meetings) of the Board and all Committees in a non-voting observer capacity, subject to the Board’s discretion as set forth in Section 1.3 hereof. The Adviser Representative may participate fully in discussions of all matters brought to the Board or any Committee for consideration, but in no event shall the Adviser Representative, (i) be deemed to be a member of the Board or any Committee or to have any voting power with respect to any matter submitted to the Board or any Committee for a vote or (ii) except for the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders.

1.2The Company shall provide to the Adviser Representative all notices, consents, and other materials that it provides to Board members (collectively, “Board Materials”) at substantially the same time and in the same manner as such Board Materials are delivered to the Board members.

1.3Notwithstanding anything herein to the contrary, the Adviser Representative and the Adviser shall be excluded from access to any Board Materials, or meetings of the Board or any Committee, or any portions of any of the foregoing, if the Board or such Committee, as applicable, concludes that: (i) such exclusion is reasonably necessary to comply with the Board’s or the Committee’s fiduciary obligations or to satisfy other rules or regulations applicable to the Company or to preserve the attorney-client or work product privilege between the Company or its affiliates and its counsel; (ii) there is an actual or potential conflict of interest between the Adviser or Resolute, on the one hand, and the Company, on the other hand (it being understood that any meetings, Board Materials, or portions of any of the foregoing, that relate to the Company’s evaluation of Resolute’s performance under that certain Management Agreement, dated as of February 28, 2025 (the “Management Agreement”), by and between GPGI Holdings, L.L.C. and Resolute shall constitute a conflict for purposes of this clause (ii)); or (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its affiliates is a party or otherwise bound.

1.4The Adviser Representative shall serve as an adviser to the members of the Board and senior management on a non-exclusive basis for the term of this Agreement. The Adviser Representative shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer, partner or fiduciary of the Company, Resolute or any of their respective affiliates. Neither the Adviser nor the Adviser Representative shall have power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever. The Adviser agrees to not take or cause to be taken any action, and further agrees to cause the Adviser Representative to not take or cause to be taken any action, that expresses that the Adviser or the Adviser Representative has such power or authority, and the Adviser shall use reasonable efforts, and shall cause the Adviser Representative to use its reasonable efforts, to not take or cause to be taken any action that would imply to a reasonable person that the Adviser or the Adviser Representative has such power or authority. The Adviser acknowledges and agrees, on behalf of itself and the Adviser Representative, that as an independent contractor, the Adviser will be solely responsible for payment of all taxes payable in respect of compensation earned by the Adviser hereunder, and none of the Company, Resolute or any of their respective affiliates will withhold for taxes from any such amounts. In addition, the Adviser understands and agrees, on behalf of itself and the Adviser Representative, that, except as set forth herein, neither the Adviser nor the Adviser Representative is eligible by virtue of the Adviser’s engagement as an adviser to participate in any of the employee benefit plans or programs of the Company, Resolute or any of their respective affiliates. The Adviser further acknowledges and agrees, on behalf of itself and the Adviser Representative, that nothing in this Agreement shall confer upon the Adviser or the Adviser Representative any right to be retained by or in the employ or service of the Company or Resolute and shall not interfere in any way with the right of the Company or Resolute to terminate this Agreement in accordance with Section 3 hereof. The right of the Company or Resolute to terminate at will this Agreement at any time for any reason is specifically reserved.

2.Duties. During the term of this Agreement, the Adviser will, and will cause the Adviser Representative to, use commercially reasonable efforts to provide advice to the members of the Board and senior management as may be reasonably requested from time to time by the Board or the Chief Executive Officer of the Company, including advising on the Company’s business and strategy and the industrial distribution sector, including insight relating to the Company’s customer base. In addition, the Adviser shall, and shall cause the Adviser Representative to, be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Board and the Company’s Chief Executive Officer.

3.Term. The term of this Agreement will begin on the Effective Date and will continue for a period of 12 months after the Effective Date. The term shall renew automatically for consecutive 12-month periods, unless any party provides notice of intent not to renew in writing to the other parties at least 30 days prior to the applicable renewal date. Any party may terminate this Agreement upon giving the other party written notice of such termination, and such termination shall be effective immediately. In the event this Agreement is terminated by any party, the Company shall pay pro rata fees and unpaid expenses through the termination date to the Adviser promptly thereafter.

4.Compensation.

4.1As compensation for the Adviser’s services under this Agreement, the Company shall continue to pay to the Adviser an annual cash retainer fee of  $50,000 (the “Annual Adviser Retainer”), quarterly in arrears.

4.2In addition, beginning with calendar year 2027, each calendar year, on the date that annual equity awards are granted to the Company’s non-employee directors, at the start of which the Adviser continues to provide services under this Agreement, the Adviser Representative, on behalf of the Adviser, shall be granted an option (an “Option”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share, with a “Fair Market Value” as defined in the Amended and Restated GPGI, Inc. Non-Employee Director Compensation Policy, as amended from time to time (the “Policy”), of $150,000 (the “Annual Adviser Equity Award”). Except as provided herein, each Annual Adviser Equity Award shall vest in equal annual installments over a four-year period commencing on the applicable grant date (the “Service Period”), subject to the Adviser’s continued service to the Company through the applicable vesting date(s) and the terms of the applicable option award agreement. If the Adviser elects to terminate this Agreement in accordance with Section 3 hereof at any time prior to the end of the Service Period, the “Administrator” as defined in the GPGI, Inc. 2021 Incentive Equity Plan, as amended from time to time (the “Plan”), will have the authority to accelerate the vesting of all or a portion of the Annual Adviser Equity Award. No Annual Adviser Equity Award will be accelerated if this Agreement is terminated by the Company or Resolute in accordance with Section 3 hereof prior to the end of the Service Period. Notwithstanding the foregoing, all unvested Annual Adviser Equity Awards outstanding immediately prior to the effectiveness of a “Change of Control” as defined in the Plan shall vest as of the effective date of such Change of Control. The provisions of Section C.3 (Number of Shares Underlying an Option), Section C.5 (Fair Market Value), Section C.6 (Exercise Price), Section E (Adjustments), Section F (Taxes) and Section G (Conversions) of the Policy shall apply to the Adviser with respect to the Annual Adviser Retainer payable to it in accordance with Section 4.1 hereof and the Options granted to the Adviser Representative, on behalf of the Adviser, in accordance with this Section 4.2 mutatis mutandis.  For the avoidance of doubt, Adviser’s Annual Advisor Equity Award for calendar year 2026 shall be granted in accordance with Section 4.2 of the Prior Agreement.

4.3For the avoidance of doubt, the Options that the Adviser Representative received in connection with his service as a member of the Board shall remain outstanding and continue to vest under the terms of the Plan and the applicable option award agreement, subject to the Adviser’s continued service under this Agreement. The parties acknowledge and agree that, for any annual period during which the Adviser Representative serves as a member of the Board for a portion of such period and the Adviser serves in the adviser capacity contemplated by this Agreement for the remaining portion of such period, there shall be no duplication of (i) the aggregate annual cash retainers to which the Adviser Representative is entitled for such service as a member of the Board and (ii) the Annual Adviser Retainer payable to the Adviser hereunder.

5.Expenses. The Company agrees to promptly reimburse the Adviser for reasonable out-of-pocket expenses incurred in connection with the attendance of the Adviser Representative, on behalf of the Adviser, at Board meetings, provided that the Adviser shall provide appropriate documentation of all expenses, all in accordance with the Company’s standard practices.

6.Indemnification. In the performance of services, the Adviser shall, and shall cause the Adviser Representative to, be obligated to act only in good faith, and neither the Adviser nor the Adviser Representative shall be liable to the Company for errors in judgment that are not the result of intentional misconduct. The Company agrees to indemnify and hold harmless the Adviser and the Adviser Representative from and against any and all losses, claims, expenses, damages or liabilities, joint or several, (including the costs of any investigation and all reasonable attorneys’ fees and costs) to which the Adviser or the Adviser Representative may become subject or incurred by the Adviser or the Adviser Representative, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Adviser or the Adviser Representative under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the Adviser’s or the Adviser Representative’s intentional misconduct, fraud, or material breach of this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7.	Confidential Information.

7.1As used in this Agreement, “Confidential Information” means any and all information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Adviser or the Adviser Representative during the term of this Agreement, or discovered by the Adviser or the Adviser Representative through any means, including observation, including, but not limited to, Board Materials; information about the Company’s employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; financial data, financial projections, business plans, capabilities, trade secrets, and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Adviser or the Adviser Representative. Confidential Information shall not include:

(i)	information that is publicly available as of the date of this Agreement; or
(ii)

information that subsequently becomes publicly available or generally known in the industry through no fault of the Adviser or the Adviser Representative, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

7.2The Adviser shall, and shall cause the Adviser Representative to, retain all Confidential Information in confidence and comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Adviser shall not, and shall cause the Adviser Representative not to, at any time, during or after the term of this Agreement, directly or indirectly, (i) divulge any Confidential Information, in whole or in part, to any Person other than (A) the Adviser Representative in connection with the Adviser’s performance of services under this Agreement (it being understood the Adviser will be responsible for any breach of this Section 7 by the Adviser Representative), (B) Resolute (which information shall, for the avoidance of doubt, be subject to the confidentiality obligations applicable to Resolute under the Management Agreement) or (C) with the consent of the Company, or (ii) use or permit the use of any Confidential Information, except as required by the Adviser’s services under this Agreement. Adviser agrees to employ, and to cause the Adviser Representative to employ, reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure. Upon expiration or termination of this Agreement and upon the Company’s request during the term of this Agreement, the Adviser shall, and shall cause the Adviser Representative to, promptly destroy, or return at the Company’s option and expense, any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

7.3The Adviser recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Adviser agrees, on behalf of itself and the Adviser Representative, that, during the term of this Agreement and thereafter, the Adviser and the Adviser Representative owe the Company and such third parties a duty to, and the Adviser further agrees to cause the Adviser Representative to, (i) hold all such confidential or proprietary information in the strictest confidence, (ii) not disclose it to any person, firm or corporation and (iii) not use it except as necessary in carrying out the services for the Company under this Agreement consistent with the Company’s agreement with such third party.

7.4The terms and provisions of this Section 7 shall survive termination or expiration of this Agreement.

8.Restrictions on Trading in the Company’ Stock. The Adviser, on behalf of itself and the Adviser Representative, acknowledges and agrees that the Adviser and the Adviser Representative will be subject to the provisions of the Company’s Insider Trading Policy, as in effect from time to time (the “Insider Trading Policy”), and will be a “Covered Person” as defined in the Insider Trading Policy. In addition, the Adviser, on behalf of itself and the Adviser Representative, acknowledges and agrees that the Adviser and the Adviser Representative will be subject to the blackout periods applicable to “Access Persons” as defined in the Insider Trading Policy and pre-clearance of trades required of Access Persons, in each case, under the Insider Trading Policy. The Adviser, on behalf of itself and the Adviser Representative, further acknowledges and agrees that the foregoing restrictions will apply to the Adviser Representative’s family members and the Adviser’s and the Adviser Representative’s respective controlled entities.

9.Publicity. Each of the Company and Resolute shall have the right to use the name, biography and photo of the Adviser Representative on their respective websites, and in their respective marketing and advertising materials during the term of this Agreement.

10.Other Relationships. The Company acknowledges that the Adviser Representative may serve as an officer or director of other companies. During the term of this Agreement, the Adviser shall provide the Company with prior written notice of any changes in the Adviser’s and/or the Adviser Representative’s respective affiliations and of any changes in circumstances that could raise a potential conflict of interest as provided in the Company’s Code of Conduct, as in effect from time to time.

11.Authority; No Conflicts. Each party respectively represents and warrants that it has all requisite power and authority to enter into this Agreement and that the execution, delivery and performance of this Agreement does not and will not result in any violation of, be in conflict with, or constitute a default under any agreement or other instrument to which such party is bound.

12.Notices. All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Adviser: the address set forth on the signature page.

If to the Company:

GPGI, Inc.

309 Pierce Street

Somerset, NJ 08873

Attention: Corporate Secretary

If to Resolute:

Resolute Holdings Management, Inc.

445 Park Avenue, Suite 15F

New York, NY 10022

Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) business days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

13.Parties in Interest. This Agreement is made solely for the benefit of the Adviser, Resolute and the Company, and no other person shall acquire or have any right under or by virtue of this Agreement, except for the Adviser Representative who shall have the rights with respect to Options that are expressly provided to him under Sections 4.2 and 4.3 hereof.

14.Entire Agreement; Amendments; Severability; Counterparts; Construction of Agreement. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings (including the Prior Agreement, except as expressly set forth herein), whether oral or written, among the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. No provision of this Agreement shall be construed against any party as the drafter thereof. The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

15.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to conflict of law principles that would result in the application of any other jurisdiction’s laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced only in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting in the State of Delaware) and any appellate court from any of such courts (in any case, the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 15 by the Delaware Court and in connection therewith hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the Delaware Court, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the Delaware Court. Each party hereto hereby agrees to receive service of process in the same manner as any notice is to be provided under Section 12 hereof or any other manner permitted by applicable law.

16.Works. The Advisor acknowledges, on behalf of itself and the Adviser Representative, that the Advisor’s and the Advisor Representative’s work on and contributions to documents, programs, methodologies, protocols and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, procedures or processes, market research, databases and other works of authorship) which have been or will be prepared by the Advisor or the Adviser Representative, or to which the Advisor or the Adviser Representative has contributed or will contribute, in connection with the services rendered to the Company by the Adviser or the Adviser Representative under this Agreement (collectively, “Works”), are and will be within the scope of the Adviser’s engagement hereunder and part of the Adviser’s and the Adviser Representative’s duties and responsibilities. The Adviser agrees, on behalf of itself and the Adviser Representative, that the Adviser hereby assigns, grants and delivers, and the Adviser further agrees that it shall cause the Adviser Representative to assign, grant and deliver, exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GPGI, INC.

By:	/s/ Thomas R. Knott
Name:	Thomas R. Knott
Title:	Principal Executive Officer

RESOLUTE HOLDINGS MANAGEMENT, INC.

By:	/s/ Thomas R. Knott
Name:	Thomas R. Knott
Title:	Chief Executive Officer

FRADIN CONSULTING, LLC

By:	/s/ Roger Fradin
Name:	Roger Fradin
Title:	Authorized Person

[Signature page to Amended and Restated Board Adviser Agreement]